Exhibit 10.12

THE CARLYLE GROUP INC. AMENDED AND RESTATED
2012 EQUITY INCENTIVE PLAN
FORM OF GLOBAL RESTRICTED STOCK UNIT AGREEMENT
FOR CO-CHIEF EXECUTIVE OFFICERS
(Outperformance-Vesting)

Participant:	Date of Grant:
Number of RSUs:
1.     Grant of RSUs. The Carlyle Group Inc. (the “Company”) hereby grants the number of restricted stock units (the “RSUs”) listed above to the Participant (the “Award”), effective as of [____] (the “Date of Grant”), on the terms and conditions hereinafter set forth in this agreement including Appendix A, which includes any applicable country-specific provisions (together, the “Award Agreement”). This grant is made pursuant to the terms of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (as amended, modified or supplemented from time to time, the “Plan”), which is incorporated herein by reference and made a part of this Award Agreement. Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the delivery date(s) specified in Section 4 hereof.
2.     Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a.	“Cause” shall have the meaning set forth in the Employment Agreement.

b.	“Change of Control” shall have the meaning set forth in the Employment Agreement.

c.	“Disability” shall mean the Participant’s incapacitation as described in Section 5.b.i. of the Employment Agreement.

d.
“Employment Agreement” shall mean the Employment Agreement by and between the Participant and the Employer (as defined in Section 15 of the Award Agreement) dated October 23, 2017, as amended and/or restated from time to time.

e.	“Good Reason” shall have the meaning set forth in the Employment Agreement.

f.
“Performance Multiplier” shall mean the relevant multiplier, between [__]% and [__]%, applied to the Target RSU Award based on actual performance of the relevant performance metrics during the Performance Period, as set forth on Exhibit A.

g.	“Performance Period” shall mean [____] through [____].

h.	“Qualifying Event” shall mean, during the Participant’s Services with the Company and its Affiliates, the Participant’s death or Disability.

i.
“Restrictive Covenant Agreement” shall mean any agreement, including, without limitation, this Award Agreement, and any attachments or schedules thereto, entered into by and between the Participant and the Company or its Affiliates, pursuant to which the Participant has agreed, among other things, to certain restrictions relating to non-competition (if applicable), non-solicitation and/or confidentiality, in order to protect the business of the Company and its Affiliates.

j.
“Special Vesting Event” shall mean, during Participant’s Services with the Company and its Affiliates, (i) the termination of the Participant’s Services without Cause or by the Participant for Good Reason or (ii) if the term of the Employment Agreement ends on December 31, 2022 and the Participant’s Services have not previously terminated for any reason, the termination of the Participant’s Services for any reason other than due to Cause following such term expiration (provided, in each case, that at the time of the relevant termination the Employer did not have grounds to terminate the Participant’s employment for Cause).

k.	“Target RSU Award” shall mean the target number of RSUs that are eligible to vest pursuant to Exhibit A.

l.
“Vested RSUs” shall mean those RSUs which have become vested (x) determined by multiplying the Target RSU Award by the Performance Multiplier pursuant to Exhibit A or (y) otherwise pursuant to the Plan. For the avoidance of doubt, the Vested RSUs may be a number lesser than or greater than the Target RSU Award.

m.
“Vesting Date” shall mean the day on which the Board of Directors or its designee certifies the attainment of the established performance metrics set forth on Exhibit A, which shall occur promptly (but no more than eight (8) business days) following certification of the Company’s fourth quarter results for the last year of the Performance Period.

3.     Vesting.
(a)    Vesting – General. Subject to the Participant’s continued Services with the Company and its Affiliates through the Vesting Date, a number of RSUs subject to the Target RSU Award (which number may be lesser than or greater than the Target RSU Award) shall vest and become Vested RSUs based on the attainment of the performance metrics and the Performance Multiplier set forth on Exhibit A.

(b)     Vesting – Qualifying Event. Upon the occurrence of a Qualifying Event prior to completion of the Performance Period, the Target RSU Award shall vest in an amount equal to the product of (x) the Target RSU Award multiplied by (y) a Performance Multiplier equal to 100%. Upon the occurrence of a Qualifying Event following the completion of the Performance Period, the Participant shall be entitled to receive the number of Vested RSUs, if any, determined based on the actual Performance Multiplier for the Performance Period, in accordance with Section 3(a) hereof.
(c)    Vesting – Special Vesting Event. Upon the occurrence of a Special Vesting Event occurring prior to the completion of the Performance Period, then a portion of the RSUs (not to exceed 100% of the Target RSU Award) will vest on the Vesting Date in an amount equal to the sum of (i) the Pro-Rata Portion plus (ii) the Additional Amount. As used herein, the term “Pro-Rata Portion” means a number of RSUs equal to the product of (i) the Target RSU Award multiplied by (ii) a percentage equal to the completed portion of the Performance Period as of the date of the Special Vesting Event. As used herein, the term “Additional Amount” means a number of RSUs equal to (i) if the Special Vesting Event as described above occurs prior to a Change of Control, (A) the Target RSU Award multiplied by (B) [___] or (ii) if the Special Vesting Event as described above occurs on or after a Change of Control, (A) the Target RSU Award multiplied by (B) [___]%. Notwithstanding the foregoing, in no event shall the number of RSUs that vest pursuant to the foregoing provisions of this Section 3(c) exceed the Target RSU Award. Upon the occurrence of a Special Vesting Event following the completion of the Performance Period, the Participant shall be entitled to receive the number of Vested RSUs, if any, determined based on the actual Performance Multiplier for the Performance Period, in accordance with Section 3(a) hereof.
(d)    Vesting – Other Terminations. Except as otherwise set forth in Section 3(b) and 3(c), in the event the Participant’s Services with the Company and its Affiliates are terminated for any reason (including but not limited to, the termination of the Participant’s Services by the Participant without Good Reason), the portion of the Award that has not yet vested pursuant to Section 3(a), 3(b) or 3(c) hereof (or otherwise pursuant to the Plan) shall be canceled immediately and the Participant shall automatically forfeit all rights with respect to such portion of the Award as of the date of such termination. For purposes of this provision, the effective date of termination of the Participant’s Services will be determined in accordance with Section 8(k) hereof.
4.     Vesting and Delivery Dates.
(a)    Delivery – General. The Company shall, as soon as practicable following the Vesting Date, but in any case, prior to the first Share distribution record date following the Vesting Date, deliver (or cause delivery to be made) to the Participant the Shares underlying the RSUs that vest and become Vested RSUs on the Vesting Date. The general terms with respect to the RSUs are set forth in the table below.

Performance Period	Target RSU Award	Performance Measurement Exhibit

(b)    Delivery – Qualifying Event. Upon the occurrence of a Qualifying Event, the Company shall, within thirty (30) days following the date of such event, deliver (or cause delivery of) Shares to the Participant in respect of 100% of the RSUs which vest and become Vested RSUs on such date.
(c)    Delivery – Special Vesting Event. Following the occurrence of a Special Vesting Event, the Participant shall remain entitled to receive delivery of the Shares at the normal delivery time set forth under Section 4(a) above (i.e., prior to the first Share distribution record date following the Vesting Date).
(d)    Delivery – Resignation without Good Reason. In the event the Participant’s Services with the Company and its Affiliates are terminated by the Participant without Good Reason, the Company shall within thirty (30) days following the date of such termination, deliver (or cause delivery of) Shares to the Participant in respect of any then outstanding Vested RSUs.
(e)    Forfeiture – Cause Termination or Breach of Restrictive Covenants. Notwithstanding anything to the contrary herein, upon the termination of the Participant’s Services by the Company or any of its Affiliates for Cause or upon the Participant’s breach of any of the restrictive covenants contained within an applicable Restrictive Covenant Agreement, all outstanding RSUs (whether or not vested) shall immediately terminate and be forfeited without consideration and no further Shares in respect of the Award shall be delivered to the Participant or to the Participant’s legal representative, beneficiaries or heirs. Without limiting the foregoing, to the extent permitted under applicable law, any Shares that have previously been delivered to the Participant or the Participant’s legal representative, beneficiaries or heirs pursuant to the Award and which are still held by the Participant or the Participant’s legal representative, or beneficiaries or heirs as of the date of such termination for Cause or such breach, shall also immediately terminate and be forfeited without consideration.
5.     Limitation on Transfer. During the two (2)-year period following the date of delivery to the Participant of any Shares underlying the RSUs, the Participant may not sell or otherwise transfer (other than by will or by the laws of decent and distribution) more than 50% of the aggregate number of such Shares delivered to the Participant (the “Restricted Shares”). Any purported assignment, alienation, pledge, attachment, sale or other transfer or encumbrance by the Participant of the Restricted Shares (other than by will or by the laws of descent and distribution) shall be deemed null and void.
6.    No Dividends or Distributions on RSUs. No dividends or other distributions shall accrue or become payable with respect to any RSUs prior to the date upon which the Shares underlying the RSUs are issued or transferred to the Participant.

7.     Adjustments Upon Certain Events; Change of Control.
(a) Adjustments Upon Certain Events. The Administrator shall make certain substitutions or adjustments to any RSUs subject to this Award Agreement pursuant to Section 9 of the Plan.
(b) Change of Control. Promptly following the consummation of a Change of Control, the Participant and the Company shall negotiate in good faith and agree on a framework or methodology for determining the future performance metrics applicable to the RSUs for the remainder of the Performance Period following such Change of Control (or an alternative structure of such Awards) to preserve the Change of Control performance metrics that provide for a reasonable opportunity to achieve threshold, target and maximum level performance that is substantially similar to the opportunity to achieve threshold, target and maximum level of performance in place immediately prior to the Change of Control.
8.     Nature of Grant. In accepting the grant, the Participant acknowledges, understands, and agrees that:
(a)     the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, at any time, to the extent permitted by the Plan;
(b)     the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)     all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)     the granting of the RSUs evidenced by this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Services of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Services of such Participant;
(e)     the Participant is voluntarily participating in the Plan;
(f)     the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)     the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)     the RSUs should in no event be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate or predecessor;

(i)     unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the Services the Participant may provide as a director of an Affiliate;
(j)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(k)    in the event of termination of the Participant’s Services for any reason, except as set forth in Sections 3(b), 3(c), 4(b) and 4(c) (whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), unless otherwise determined by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing Services and will not be extended by any notice period (e.g., active Services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing Services for purposes of the RSUs grant (including whether the Participant may still be considered to be providing Services while on an approved leave of absence); and
(l)     in addition to the provisions above in this Section 8, the following provisions apply if the Participant is providing Services outside the United States:
(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Participant’s Services as set forth in Section 3(d) or 4(e) above for any reason (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the RSUs, the Participant agrees not to institute any claim against the Company or any Affiliate;
(ii) the RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purpose; and
(iii) neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
9.     No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The

Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.     Data Privacy Information and Consent. The Company is located at 1001 Pennsylvania Avenue, NW, Washington, DC 20004 U.S.A. and grants employees of the Company and its Affiliates RSUs, at the Company’s sole discretion. If the Participant would like to participate in the Plan, please review the following information about the Company’s data processing practices and declare the Participant’s consent.
(a)    Data Collection and Usage: The Company collects, processes and uses personal data of Participants, including name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs, canceled, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer. If the Company offers the Participant a grant of RSUs under the Plan, then the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be his or her consent.
(b)    Stock Plan Administration Service Providers: The Company transfers participant data to Morgan Stanley, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade Shares. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.
(c)     International Data Transfers: The Company and its service providers are based in the United States. If the Participant is outside the United States, the Participant should note that his or her country has enacted data privacy laws that are different from the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and which the Company does not participate in. The Company’s legal basis for the transfer of the Participant’s personal data is his or her consent.
(d)     Data Retention: The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws.

(e)    Voluntariness and Consequences of Consent Denial or Withdrawal: The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant’s salary as an employee or his or her career; the Participant would merely forfeit the opportunities associated with the Plan.
(f)    Data Subject Rights: The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, the Participant’s rights may include the right to (i) request access or copies of personal data of the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and address of any potential recipients of the Participant’s data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights please contact the Company at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW, Washington, DC 20004 U.S.A., Attention: Equity Management.
If the Participant agrees with the data processing practices as described in this notice, please declare the Participant’s consent by clicking the “Accept Award” button on the Morgan Stanley award acceptance page or signing below.
11.    No Rights of a Holder of Shares. Except as otherwise provided herein, the Participant shall not have any rights as a holder of Shares until such Shares have been issued or transferred to the Participant.
12.    Restrictions. Any Shares issued or transferred to the Participant or to the Participant’s beneficiary pursuant to Section 4 of this Award Agreement (including, without limitation, following a Qualifying Event or Special Vesting Event) shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares are listed and any applicable U.S. or non-U.S. federal, state or local laws, and the Administrator may cause a notation or notations to be put entered into the books and records of the Company to make appropriate reference to such restrictions. Without limiting the generality of the foregoing, a Participant’s ability to sell or transfer the Shares shall be subject to such trading policies or limitations as the Administrator may, in its sole discretion, impose from time to time on current or former senior professionals, employees, consultants, directors, members, partners or other service providers of the Company or of any of its Affiliates.
13.    Transferability. Unless otherwise determined or approved by the Administrator, no RSUs may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 13 shall be void and unenforceable against the Company or any Affiliate.

14.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):
(a) If to the Company, to:
The Carlyle Group Inc.
1001 Pennsylvania Avenue, NW
Washington, DC 20004
Attention: General Counsel
Fax: (202) 315-3678
(b) If to the Participant, to the address appearing in the personnel records of the Company or any Affiliate.
15.    Withholding. The Participant acknowledges that he or she may be required to pay to the Company or, if different, an Affiliate that employs the Participant (the “Employer”), and that the Company, the Employer, or any Affiliate shall have the right and are hereby authorized to withhold from any compensation or other amount owing to the Participant, applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (including taxes that are imposed on the Company or the Employer as a result of the Participant’s participation in the Plan but are deemed by the Company or the Employer to be an appropriate charge to the Participant) (collectively, “Tax-Related Items”), with respect to any issuance, transfer, or other taxable event under this Award Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such Tax-Related Items. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to the grant or vesting of the RSUs and the subsequent sale of Shares acquired upon settlement of the Vested RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve a particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Without limiting the foregoing, the Administrator may, from time to time, permit the Participant to make arrangements prior to the Vesting Date described herein to pay the applicable Tax-Related Items in a manner prescribed by the Administrator prior to the Vesting Date; provided, that, unless otherwise determined by the Administrator, any such payment or estimate must be received by the Company prior to the Vesting Date. Additionally, the Participant authorizes the Company and/or the Employer to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Shares acquired upon settlement of the Vested RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization). Depending on the withholding method, the Company and/or the Employer may withhold or account for the Tax-Related Items by considering minimum statutory withholding amounts or other applicable withholding rates in the Participant’s jurisdiction(s), including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash through the Employer’s normal payroll process and will have no entitlement to the Share equivalent. The Participant acknowledges that, regardless of any action taken by the Company, the Employer, or any Affiliate the ultimate liability for all Tax-Related Items, is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
16.    Choice of Law; Venue. The interpretation, performance and enforcement of this Award Agreement shall be governed by the law of the State of New York without regard to its conflict of law provisions. Any and all disputes, controversies or issues arising out of, concerning or relating to this Award, this Award Agreement or the relationship between the parties evidenced by the Award Agreement, including, without limitation, disputes, controversies or issues arising out of, concerning or relating to the construction, interpretation, breach or enforcement of this Award Agreement, shall be brought exclusively in the courts in the State of New York, City and County of New York, including the Federal Courts located therein (should Federal jurisdiction exist). Each of the parties hereby expressly represents and agrees that it/he/she is subject to the personal jurisdiction of said courts, irrevocably consents to the personal jurisdiction of such courts; and waives to the fullest extent permitted by law any objection which it/he/she may now or hereafter have that the laying of the venue of any legal lawsuit or proceeding related to such dispute, controversy or issue that is brought in any such court is improper or that such lawsuit or proceeding has been brought in an inconvenient forum.
17.    WAIVER OF RIGHT TO JURY TRIAL. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AWARD AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL OF ITS/HIS/HER CHOICE), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING ARISING OUT OF, CONCERNING OR RELATING TO THIS AWARD, THIS AWARD AGREEMENT, THE RELATIONSHIP BETWEEN THE PARTIES EVIDENCED BY THIS AWARD AGREEMENT AND/OR THE MATTERS CONTEMPLATED THEREBY.
18.    Subject to Plan. By entering into this Award Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs and Shares issued or transferred with respect thereof are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
19.    Entire Agreement. This Award Agreement contains the entire understanding between the parties with respect to the RSUs granted hereunder (including, without limitation,

the vesting and delivery schedules described herein and in Appendix A), and hereby replaces and supersedes any prior communication and arrangements between the Participant and the Company or any of its Affiliates with respect to the matters set forth herein and any other pre-existing economic or other arrangements between the Participant and the Company or any of its Affiliates, unless otherwise explicitly provided for in any other agreement that the Participant has entered into with the Company or any of its Affiliates and that is set forth on Schedule A hereto. Unless set forth on Schedule A hereto, no such other agreement entered into prior to the Date of Grant shall have any effect on the terms of this Award Agreement.
20.    Modifications. Notwithstanding any provision of this Award Agreement to the contrary, the Company reserves the right to modify the terms and conditions of this Award Agreement, including, without limitation, the timing or circumstances of the issuance or transfer of Shares to the Participant hereunder, to the extent such modification is determined by the Company to be necessary to comply with applicable law or preserve the intended deferral of income recognition with respect to the RSUs until the issuance or transfer of Shares hereunder.
21.    Signature in Counterparts; Electronic Acceptance. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Alternatively, this Award Agreement may be granted to and accepted by the Participant electronically.
22.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
23.    Compliance with Law. Notwithstanding any other provision of this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and the Award Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
24.    Language. The Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Award Agreement.

Furthermore, if the Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
26.    Appendix. Notwithstanding any provisions in this Award Agreement, the RSUs grant shall be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for the Participant’s country. Moreover, if the Participant relocates to another country, any special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Award Agreement.
27.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
28.    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.
29.    Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country of residence, or broker’s country of residence, or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions or the Participant’s country).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by the Participant before possessing inside information. Furthermore, the Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.
30.    Foreign Asset/Account Reporting. The Participant’s country of residence may have certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold RSUs under the Plan or cash received from participating in the Plan (including sales proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such amounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to the Participant’s country through a designated broker or bank within a certain time after receipt. The Participant is responsible for ensuring compliance with such regulations and should speak with his or her personal legal advisor regarding this matter.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.1
THE CARLYLE GROUP INC.

By: ____________________________________________
Name:
Title:

[1]
If this Award Agreement is delivered to the Participant electronically, the Participant’s electronic acceptance of the Award Agreement (pursuant to instructions separately communicated to the Participant) shall constitute acceptance of the Award Agreement and shall be binding on the Participant and the Company in lieu of any required signatures to this Award Agreement.

EXHIBIT A

VESTING TERMS

The RSUs granted pursuant to this Agreement shall be eligible to vest pursuant to the terms described in this Exhibit A, based on the Company’s Total Shareholder Return, as set forth below, subject to adjustment to exclude the effects of extraordinary, unusual or infrequently occurring events.

I.	Definitions. Capitalized terms not otherwise defined in the Plan or the Agreement have the following meanings:

a.
“Beginning Stock Price” means for any company the volume weighted average trading price of the company’s common equity interests over the [___] consecutive trading-day period ending [____]. In the case of the Company, such beginning stock price is $[___].

b.	“Ending Stock Price” means for any company the volume weighted average trading price of the company’s common equity interests over the [___] consecutive trading-day period ending [___].

c.
“Comparison Group” means the companies in the S&P 500 Financials Index as of the first day of the Performance Period. Any company in the Comparison Group that ceases to be publicly held during the Performance Period (i) due to bankruptcy, liquidation or reorganization, shall remain in the Comparison Group for purposes of the calculation of Relative TSR (with such company deemed to have a Total Shareholder Return of -100% and ranked at the bottom of the Comparison Group) or (ii) due to a merger, sale, acquisition, business combination or other similar event, shall be excluded from the Comparison Group for purposes of calculation of Relative TSR.

d.	“Performance Period” means [___] through [___].

e.
“Relative TSR” means the Company’s Total Shareholder Return percentile ranking within the Comparison Group. The Total Shareholder Return percentile ranking within the Comparison Group shall be calculated as follows. Following the end of the Performance Period, the Board of Directors or its designee shall calculate (a) the Company’s Total Shareholder Return for the Performance Period and (b) the Total Shareholder Return for the companies that are within the Comparison Group for the Performance Period. The Company’s Total Shareholder Return percentile rank will be determined by ranking the companies in the Comparison Group from highest to lowest according to their respective Total Shareholder Return, then calculating the percentile ranking of the Company relative to the other companies in the Comparison Group.

f.
“Total Shareholder Return” or “TSR” means: (i) the sum of (x) the Ending Stock Price minus the Beginning Stock Price, plus (y) the amount of any dividends and distributions paid on a per share basis (calculated as if such dividends had been reinvested in the applicable company’s common stock or other common equity securities on the applicable dividend date) cumulatively over the Performance Period, divided by (ii) the Beginning Stock Price. For purposes of this Agreement, TSR calculated in accordance with the preceding sentence shall be expressed as a compounded annualized growth rate over the Performance Period.

II.
Vesting. Subject to the Participant’s continued Services with the Company and its Affiliates through the Vesting Date (other than as may be set forth in the Agreement), a number of RSUs shall vest in an amount equal to the product of (1) the Target RSU Award (i.e., [___] Shares) and (2) the applicable Performance Multiplier; provided, that the Performance Multiplier shall be deemed to be 0% in the event that the Total Shareholder Return of the Company does not achieve a [__]% compounded annualized rate of return over the Performance Period (and zero RSUs will vest in such case). Any RSUs that do not become vested in accordance with this Exhibit A shall, effective as of the Vesting Date, be forfeited by the Participant without consideration.

Relative Total Shareholder Return

Performance Level	Relative TSR Percentile Rank	Performance Multiplier
Below Threshold Level Performance	Less than [__]th Percentile	[__]%
Threshold Level Performance	[__]th Percentile	[__]%
Target Level Performance	[__]th Percentile	[__]%
Maximum Level Performance	[__]th Percentile or above	[__]%

Performance Multipliers shall be determined by linear interpolation for achievement falling between the above percentile ranks; provided, that there shall be no interpolation for achievement that is less than Threshold Level Performance (and zero RSUs in respect of such performance metric will vest in such case) and the maximum number of RSUs that may vest in respect of any performance metric is the Target RSU Award multiplied by [___]%.

APPENDIX A
TO
THE CARLYLE GROUP INC.
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
Terms and Conditions
This Appendix A includes additional terms and conditions that govern the Award of restricted stock units (“RSUs”) granted to the Participant under The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (the “Plan”) if the Participant works and resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix A are defined in the Plan and/or Award Agreement and have the meanings set forth therein.
Notifications
This Appendix A also includes information regarding securities laws, exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted in this Appendix A as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant vests in the RSUs or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.
UNITED STATES
There are no country-specific provisions.